Exhibit 4.1

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information that Affirm Holdings, Inc. customarily and actually treats as private or confidential. This document has been marked with “[***]” to indicate where omissions have been made.
AMENDED AND RESTATED WARRANT TO PURCHASE CLASS A COMMON STOCK
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF NOVEMBER 10, 2021, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM SERVICES LLC, A DELAWARE LIMITED LIABILITY COMPANY, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.
AMENDED AND RESTATED WARRANT
to purchase
15,000,000
Shares of Class A Common Stock of
Affirm Holdings, Inc.
a Delaware Corporation
Issue Date: November 10, 2021
Amended and Restated: October 27, 2023
1.Definitions. Unless the context otherwise requires, when used herein, the following terms shall have the meanings indicated.
“30-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Stock, or any successor security thereto, (rounded to the nearest second decimal place) on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc., or if neither is available, by another authoritative source mutually agreed by the Company and the Warrantholder) from 9:30 a.m. (New York City time) on the Trading Day that is 30 Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.
“Acquisition Transaction” has the meaning ascribed to it in the Transaction Agreement.
“Affiliate” has the meaning ascribed to it in the Transaction Agreement.
“Amazon” has the meaning ascribed to it in the Commercial Agreement.
“Antitrust Laws” has the meaning ascribed to it in the Transaction Agreement.

“Appraisal Procedure” means a procedure in accordance with the American Institute of Certified Public Accounts, Inc. (“AICPA”) “VS Section 100 - Valuation of a Business, Business Ownership Interest, Security or Intangible Asset” and such other associated AICPA guidance as is reasonable and applicable whereby two independent appraisers, each employed by firms nationally recognized for valuation expertise and each reasonably experienced in appraising the market value of securities of size in value and characteristics of the Warrant (each a “Qualified Appraiser”), one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its Qualified Appraiser within 15 days after the date that the Appraisal Procedure is invoked. If within 30 days after receipt by each party of the notices appointing the two Qualified Appraisers, such appraisers are unable to agree upon the amount in question, a third Qualified Appraiser shall be chosen within ten days after the end of such 30-day period by: (i) the mutual consent of such first two Qualified Appraisers; or (ii) if such two first Qualified Appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of Qualified Appraisers on the application of either of the first two Qualified Appraisers. If any Qualified Appraiser initially appointed shall, for any reason, be unable to serve, a successor Qualified Appraiser shall be appointed in accordance with the procedures pursuant to which the predecessor Qualified Appraiser was appointed. In the event a third Qualified Appraiser is appointed, the decision of such third Qualified Appraiser shall be given within 30 days after such Qualified Appraiser’s selection. If three Qualified Appraisers are appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then (a) the determination of such appraiser shall be excluded, (b) the remaining two determinations shall be averaged, and (c) such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne 50% by the Company and 50% by the Warrantholder. The Qualified Appraisers shall act as experts and not arbitrators.
“Attribution Parties” has the meaning set forth in Section 12(i).
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“Beneficial Ownership Limitation” has the meaning set forth in Section 12(ii).
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“Board” has the meaning ascribed to it in the Transaction Agreement.
“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization, or similar extraordinary transaction (which may include a reclassification) involving the Company.
“Business Day” has the meaning ascribed to it in the Transaction Agreement.
“Cash Exercise” has the meaning set forth in Section 3(ii).
“Cashless Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the 30-Day VWAP as of the exercise date over (y) the Exercise Price, and (ii) the denominator of which is the 30-Day VWAP as of the exercise date.
“Chosen Courts” has the meaning set forth in Section 13.
“Commercial Agreement” means the Amended and Restated Installment Financing Services Agreement, effective as of November 10, 2021, by and between Affirm, Inc., Amazon.com Services LLC and Amazon Payments, Inc., as it may be amended from time to time.
“Commission” has the meaning ascribed to it in the Transaction Agreement.
“Common Stock” means the Class A common stock, $0.00001 par value per share, of the Company.
“Company” means Affirm Holdings, Inc., a Delaware corporation.
“Confidentiality Agreement” has the meaning ascribed to it in the Transaction Agreement.
“conversion” has the meaning ascribed to it in the Transaction Agreement.
“Designated Company Office” has the meaning set forth in Section 3(ii).
“DTC” has the meaning ascribed to it in the Transaction Agreement.
“DWAC” has the meaning ascribed to it in the Transaction Agreement.
“Equity Securities” has the meaning ascribed to it in the Transaction Agreement.
“Exchange Act” has the meaning ascribed to it in the Transaction Agreement.
“Exercise Conditions” has the meaning set forth in Section 3(iii).
“Exercise Period” has the meaning set forth in Section 3(ii).
“Exercise Price” means $100.00.
“Expiration Time” has the meaning set forth in Section 3(ii).
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting reasonably, in good faith and evidenced by a written notice delivered promptly to the Warrantholder (which written notice shall include certified resolutions of the Board in respect thereof). If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within ten Business Days after receipt of written notice thereof, and the Warrantholder and the Company are unable to agree on the fair market value during the ten-day period following the delivery of the

Warrantholder’s objection, the Appraisal Procedure may be invoked by either the Company or the Warrantholder to determine the fair market value of such security or other property by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder objection. For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.
“Group” has the meaning ascribed to it in the Transaction Agreement.
“Initial Antitrust Clearance” has the meaning ascribed to it in the Transaction Agreement.
“Maximum Limitation” has the meaning ascribed to it in the Transaction Agreement.
“Permitted Transactions” means (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees, or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan, or other similar compensatory agreement or arrangement approved by the Board and (b) shares of Common Stock issuable upon exercise of this Warrant.
“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
“Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed on and quoted for trading, and which, as of the Issue Date is The NASDAQ Global Select Market.
“Qualified Appraiser” has the meaning set forth in the definition of “Appraisal Procedure.”
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“Securities Act” has the meaning ascribed to it in the Transaction Agreement.
“Share Delivery Date” has the meaning set forth in Section 4(i).
“Subject Adjustment” has the meaning set forth in Section 11(iv).
“Subject Record Date” has the meaning set forth in Section 11(iv).
“subsidiary” has the meaning ascribed to it in the Transaction Agreement.
“Trading Day” means a day on which the Principal Trading Market is open for trading.
“Transaction Agreement” means the Transaction Agreement, dated as of the date hereof, as it may be amended from time to time, by and between the Company and Amazon.com Services LLC, including all annexes, schedules, and exhibits thereto.
“Transaction Documents” has the meaning ascribed to it in the Transaction Agreement.

“Vesting Event” means with respect to 15,000,000 Warrant Shares, as set forth on Annex C. For the avoidance of doubt, (i) Vesting Events shall stop occurring once the number of Warrant Shares specified under Section 2 have vested pursuant to Vesting Events, and (ii) if a given Vesting Event would cause the number of shares vested to exceed the number of Warrant Shares specified under Section 2 then only the number of shares up to and including the total number of Warrant Shares specified under Section 2 (subject to applicable adjustment or supplementation under this Agreement) shall vest during the final such Vesting Event.
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“Warrant” means this Warrant, issued pursuant to the Transaction Agreement.
“Warrant Shares” has the meaning set forth in Section 2.
“Warrantholder” means, in relation to the Warrant, the Person who is the holder of such Warrant. The Warrantholder shall initially be Amazon.com Services LLC, a Delaware limited liability company.
2.Number of Warrant Shares; Exercise Price. This certifies that, for value received, the Warrantholder or its permitted assigns or transferees is entitled, upon the terms hereinafter set forth, to acquire from the Company, in whole or in part, up to a maximum aggregate of 15,000,000 fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), at a purchase price per share of Common Stock equal to the Exercise Price. The Warrant Shares and Exercise Price are subject to adjustment and/or may be supplemented by or converted into other Equity Securities as provided herein, and all references to “Common Stock,” “Warrant Shares,” and “Exercise Price” herein shall be deemed to include any such adjustment, supplement, and/or conversion or series of adjustments, supplements, or conversions.
3.Exercise of Warrant; Term; Other Agreements; Book Entry; Cancelation.
(i)Promptly following the end of each calendar quarter prior to the Expiration Time and if a Vesting Event has occurred, the Company shall deliver to the Warrantholder a Notice of Vesting Event in the form attached as Annex A hereto; provided that neither the delivery, nor the failure of the Company to deliver, such Notice of Vesting Event shall affect or impair the Warrantholder’s rights or the Company’s obligations hereunder.
(ii)Subject to (A) Section 2, Section 11(ii), and Section 12, and (B) compliance with the Antitrust Laws (including with respect to any Warrant Shares issuable from exercise of this Warrant upon an additional Vesting Event or otherwise), as may be applicable, the right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time, from and after the applicable Vesting Event, but in no event later than 5:00 p.m., Seattle time, on May 9, 2029 (subject to extension pursuant to Section 3(iii), such time as extended if applicable, the “Expiration Time” and such period from and after the applicable Vesting Event through the Expiration Time, the “Exercise Period”), by (a) the surrender of this Warrant and the Notice of Exercise attached as Annex B hereto, duly completed and executed on behalf of the Warrantholder, to the Company in accordance with Section 16 (or such other office or agency of the Company in the United States as it may designate by notice to the Warrantholder in accordance with Section 16 hereof (the “Designated Company Office”)), and (b) payment of the Exercise Price for the Warrant

Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in two or more parts, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in two or more parts, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”); provided that such product shall be rounded to the nearest whole Warrant Share.
(iii)Notwithstanding the foregoing, if at any time during the Exercise Period the Warrantholder has not exercised this Warrant in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required regulatory, corporate or other approval (including, for the avoidance of doubt, any approval required under the Antitrust Laws (including the Initial Antitrust Clearance), if so applicable) (collectively, the “Exercise Conditions”), the Expiration Time shall be extended until 60 days after such date as the Warrantholder is able to acquire all of the vested Warrant Shares without violating any Exercise Conditions.
(iv)If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder shall be entitled to receive from the Company, upon request, a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares and the number of Warrant Shares as to which this Warrant is so exercised.
(v)The Company shall either (a) maintain itself or (b) cause its transfer agent to maintain, in each case, books for the original issuance and the transfer and exercises of the Warrant issuable in connection therewith, in each case in accordance with the terms hereof in book-entry form. If the Company maintains books for the Warrant, then (I) the Company agrees that it will accept instructions from the Warrantholder for the transfer and exercise of the Warrants, to the extent permitted in accordance with the terms of the Warrant and the Transaction Agreement, and (II) the Company shall not require the delivery of the original Warrant or any copy thereof, in each case in certificated form, in connection with the transfer or exercise thereof. The Company shall be responsible for all fees and expenses with respect to maintaining the Warrant in book-entry form.
(vi)This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Transaction Agreement. Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Transaction Agreement is terminated in accordance with Section 8.1 thereof or (b) the Warrantholder delivers to the Company a written, irrevocable commitment not to exercise this Warrant, then the Company shall have no obligation to issue, and the Warrantholder shall have no right to acquire, the unvested portion of any Warrant Shares under this Warrant.
4.Issuance of Warrant Shares; Authorization; Listing; Cash Settlement.

(i)The Company shall, within [***] following the date of exercise of this Warrant, instruct the Company’s transfer agent to issue book-entry or book-entries for the Warrant Shares issued upon exercise of this Warrant [***] following the date of exercise of this Warrant (the “Share Delivery Date”) in accordance with its terms in the name of the Warrantholder and shall deliver evidence of such book-entry or book-entries to the Warrantholder. If the Warrant Shares issued upon any exercise are registered under the Securities Act, in lieu of issuing a physical share certificate or book-entry, the Company’s transfer agent shall use the DTC Fast Automated Securities Transfer Program to credit such aggregate number of Warrant Shares to which the Warrantholder is entitled pursuant to such exercise to the Warrantholder’s or its designee’s balance account with DTC through its DWAC system. The Company shall be responsible for all fees and expenses of its transfer agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing.
(ii)The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Warrantholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation, or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Warrantholder’s delivery of the associated exercise price (or notice of cashless exercise).
(iii)The Company hereby represents and warrants that any Warrant Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by or in accordance with the Transaction Documents, transfer restrictions arising as a matter of U.S. federal securities laws or created by or at the direction of the Warrantholder or any of its Affiliates). Following the issuance of any Warrant Shares, the Company shall register such issuance in book-entry form in the name of the Warrantholder. The Warrant Shares so issued shall be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date or credited to the Warrantholder’s DTC account, as the case may be. The Company shall at all times reserve and keep available, out of its authorized but unissued Warrant Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time).
(iv)The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the Principal Trading Market on which such same class of Equity Securities are then listed or traded, promptly after such Warrant Shares are eligible for listing thereon.
5.No Fractional Shares or Scrip. No fractional Warrant Shares or other Equity Securities or scrip representing fractional Warrant Shares or other Equity Securities shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which a

Warrantholder would otherwise be entitled, the fractional Warrant Shares or other Equity Securities shall be rounded up to the next whole Warrant Share or other Equity Securities, and the Warrantholder shall be entitled to receive such rounded up number of Warrant Shares or other Equity Securities.
6.No Rights as Shareholders; Transfer Books. Without limiting in any respect the provisions of the Transaction Agreement and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to act as a stockholder of the Company with respect to the Warrant Shares unless and until this Warrant is exercised with respect to the Warrant Shares and such shares are issued to the Warrantholder; for the avoidance of doubt, the this Warrant does not entitle the Warrantholder to (i) consent to any action of the shareholders of the Company, (ii) receive notice of or vote at any meeting of the shareholders, (iii) receive notice of any other proceedings of the Company, (iv) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise of this Warrant, or (v) receive cash dividends or similar distributions.
7.Charges, Taxes, and Expenses. Issuance of this Warrant and issuance of certificates for Warrant Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue, registration or transfer tax, assessment or similar governmental charge (other than any such taxes, assessments or charges in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes, assessments, charges and expenses shall be paid by the Company, other than the costs and expenses of counsel or any other advisor to or broker for the Warrantholder and its transferee.
8.Transfer/Assignment.
(i)This Warrant may be transferred only in accordance with the terms of the Transaction Agreement. Subject to compliance with the first sentence of this Section 8(i) and the legend as set forth on the cover page of this Warrant and the terms of the Transaction Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the Designated Company Office. If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant pursuant to this Section 8 shall be paid by the Company.
(ii)If and for so long as required by the Transaction Agreement, any Warrant certificate or book-entry issued hereunder shall contain a legend as set forth in Section 4.2 of the Transaction Agreement.
9.Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. The Company shall maintain, or cause its transfer agent to maintain, a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the Designated Company Office, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
10.Non-Business Day Extension. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
11.Adjustments and Other Rights. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 11 so as to result in duplication.
(i)Stock Splits, Subdivisions, Reclassifications, or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay, or make a dividend or make a distribution on its Common Stock in additional shares of Common Stock, (b) split, subdivide, or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination, or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination, or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination, or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time).
(ii)Acquisition Transactions. In case of any Acquisition Transaction or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 11(i)), notwithstanding anything to the contrary contained herein, (a) the Company shall notify the Warrantholder in writing of such Acquisition Transaction or reclassification [***], and (b) solely in the event of an Acquisition Transaction that is a Business Combination or a reclassification, the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business

Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the shares of Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification. In determining the kind and amount of stock, securities, or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder shall receive upon exercise of this Warrant. [***]
(iii)Rounding of Calculations; Minimum Adjustments. All calculations under this Section 11 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 11 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more.
(iv)Timing of Issuance of Additional Securities Upon Certain Adjustments. In any event in which (a) the provisions of this Section 11 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (b) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event issuing to such Warrantholder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment; provided, however, that the Company upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable) upon the consummation of such event.
(v)Statement Regarding Adjustments. Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 11, the Company shall promptly prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable after the event giving rise to the adjustment.
(vi)Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 11 (but only if the action of the type described in this Section 11 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the

Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed. In case of all other actions, such notice shall be given at least ten days prior to the taking of such proposed action unless the Company reasonably determines in good faith that, given the nature of such action, the provision of such notice at least ten days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.
(vii)Adjustment Rules. Any adjustments pursuant to this Section 11 shall be made successively whenever an event referred to herein shall occur. If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.
(viii)No Impairment. The Company shall not, by amendment of its certificate of incorporation, bylaws, or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Company shall not take or permit to be taken any action that would (a) increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect or (b) entitle the Warrantholder to an adjustment under this Section 11 if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise in full of any and all outstanding Equity Securities (disregarding whether or not any such Equity Securities are exercisable by their terms at such time) would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.
(ix)Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 11, the Company shall promptly take any and all action which may be reasonably necessary, including obtaining approvals of regulatory or other governmental bodies, the Principal Trading Market or other applicable securities exchanges, or shareholders, or obtaining or seeking necessary exemptions therefrom (and the Warrantholder shall reasonably cooperate with the Company with respect to), in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, or all other securities or other property, that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 11.
(x)No Adjustment for Permitted Transactions. Notwithstanding anything in this Warrant to the contrary, no adjustment shall be made pursuant to this Section 11 in connection with any Permitted Transaction.

12.Beneficial Ownership Limitation.
(i)Notwithstanding anything in this Warrant to the contrary, the Company shall not honor any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on an applicable Notice of Exercise, such Warrantholder (together with such Warrantholder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and any other applicable regulations of the Commission, including any Group of which the Warrantholder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Warrantholder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (a) exercise of the remaining, unexercised portion of any Warrant beneficially owned by such Warrantholder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Warrantholder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 12, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and any other applicable regulations of the Commission. For purposes of this Section 12, in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (X) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (Y) a more recent public announcement by the Company that is filed with the Commission, or (Z) a more recent notice by the Company or the Company’s transfer agent to the Warrantholder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Warrantholder, the Company shall, within three Trading Days thereof, confirm in writing to such Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including exercise of this Warrant, by such Warrantholder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Warrantholder. The Company shall be entitled to rely on representations made to it by the Warrantholder in any Notice of Exercise regarding its Beneficial Ownership Limitation. The Warrantholder acknowledges that the Warrantholder is solely responsible for any schedules or statements required to be filed by it in accordance with Section 13(d) or Section 16(a) of the Exchange Act.
(ii)The “Beneficial Ownership Limitation” shall initially be 4.999% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Warrant Shares pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 12); provided, however, that by written notice to the Company, which will not be effective until the 61st day after such notice is given by the Warrantholder to the Company, the Warrantholder may waive or amend the provisions of this Section 12 to change the Beneficial Ownership Limitation to any other number, and the provisions of this Section 12 shall continue to apply. Upon any such waiver or amendment to the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further waived or amended by the Warrantholder without first providing the minimum written notice required by the immediately preceding sentence. Notwithstanding the foregoing, at any time following notice of an Acquisition Transaction under Section 11(ii) with respect to an Acquisition Transaction that is pursuant to any tender offer or exchange offer (by the Company or another Person (other than the Warrantholder or any Affiliate of the Warrantholder)), the Warrantholder may waive or amend the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company.
(iii)Notwithstanding the provisions of this Section 12, none of the provisions of this Section 12 shall restrict in any way the number of shares of Common Stock which the Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that the Warrantholder may receive in the event of an Acquisition Transaction as contemplated in Section 11 of this Warrant.
13.Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties expressly (a) submits to the personal jurisdiction and venue of the Chancery Court of Delaware, or if such court is unavailable, the United States District Court for Delaware (the “Chosen Courts”), in the event any dispute (whether in contract, tort, or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives any claim of lack of personal jurisdiction, improper venue and any claims that such courts are an inconvenient forum, and (c) agrees that it shall not bring any claim, action, or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the Chosen Courts, and in stipulated preference ranking, of the preceding clause (a). Each party agrees that service of process upon such party in any such claim, action, or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.
14.Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.
15.Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.
16.Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by United Parcel Service or FedEx on an overnight basis, signature receipt required, one Business Day after mailing, (b) if sent by email, with a copy mailed on the same day (or next Business Day, if such day is not a Business Day) in the manner provided in clause (a) of this Section 16 when transmitted and receipt is confirmed, or (c) if otherwise personally delivered, when delivered with signature receipt required. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:
Name:        Affirm Holdings, Inc.
Address:    650 California Street, 12th Floor
        San Francisco, CA 94108
Attn:        Chief Legal Officer
Email:        [***]
with a copy to (which copy alone shall not constitute notice):
Name:        Baker & McKenzie LLP
Address:    600 Hansen Way
        Palo Alto, California 94304
Attn:        Lawrence C. Lee
Email:        [***]
and
Name:        Baker & McKenzie LLP
Address:    700 Louisiana Street, Suite 3000
        Houston, Texas 77002
Attn:        Jeremy Moore
Email:        [***]
If to Amazon.com Services LLC, to:
Name:        Amazon.com Services LLC
        c/o Amazon.com, Inc.
Address:    410 Terry Avenue North
        Seattle, Washington 98109-5210
Attn:        General Counsel
with a copy to (which copy alone shall not constitute notice):
Name:        Gibson, Dunn & Crutcher LLP
Address:    1881 Page Mill Road
Palo Alto, California 94304
Attn:        Ed Batts, Esq.
Email:        [***]

17.Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
18.Specific Performance. The parties agree that failure of any party to perform its agreements and covenants under this Warrant, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated by this Warrant, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations under this Warrant, this being in addition to any other remedies to which the parties are entitled at law or equity.
19.Limitation of Liability. No provision of this Warrant, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Warrant Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. Except as set forth in Annex C, the sole liability of the Warrantholder under this Warrant shall be the applicable aggregate Exercise Price if and when this Warrant is exercised in part or in whole.
20.Interpretation. When a reference is made in this Warrant to “Sections” or “Annexes” such reference shall be to a Section of, or Annex to, this Warrant unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural and vice versa. References to “herein,” “hereof,” “hereunder,” and the like refer to this Warrant as a whole and not to any particular section or provision, unless the context requires otherwise. References to “parties” refer to the parties to this Warrant. The headings contained in this Warrant are for reference purposes only and are not part of this Warrant. Whenever the words “include,” “includes,” or “including” are used in this Warrant, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Warrant, as this Warrant is the product of negotiation between sophisticated parties advised by counsel. Any reference to a wholly owned subsidiary of a person shall mean such subsidiary is directly or indirectly wholly owned by such person. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Warrant, all references to any statute, rule, or regulation are to the statute, rule or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule, or regulation include any successor to the section. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this amendment and restatement, refer to the Warrant as amended and restated, and each reference to “the Second Warrant” and each other similar or related references contained in the Transaction Agreement shall, effective from the date of this amendment and restatement, refer to this Warrant as amended and restated. Notwithstanding the foregoing, references to the Issue Date of the Warrant and references in the Warrant, as amended and restated hereby, to “the date hereof,” “the date of this Warrant” and other similar references shall in all instances continue to refer to November 10, 2021, and references to the date of this amendment and restatement and “as of the date of this amendment and restatement” shall refer to October 27, 2023.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.
Dated: October 27, 2023
AFFIRM HOLDINGS, INC.
By:     /s/ Michael Linford
Name: Michael Linford
Title: CFO
Acknowledged and Agreed
AMAZON.COM SERVICES LLC
By:     /s/ David Williams
Name: David Williams
Title: VP Payment Products

Annex A
[Form of Notice of Vesting Event]
Date:
TO:     Amazon.com, Inc.
RE:     Notice of Vesting Event
Reference is made to that certain Amended and Restated Warrant to Purchase Class A Common Stock, issued as of November 10, 2021 and as amended and restated on October 27, 2023 (the “Warrant”), issued to Amazon.com Services LLC representing a warrant to purchase 15,000,000 shares of Class A common stock of Affirm Holdings, Inc. (the “Company”). Capitalized terms used herein without definition are used as defined in the Warrant.
The undersigned hereby delivers notice to you that a Vesting Event has occurred under the terms of the Warrant.
A.    Vesting Event. The following Vesting Event has occurred on or around [●], 20__.
____________________________
B.    Vested Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested under the terms of the Warrant is:
____________________________
C.    Exercised Warrant Shares. The aggregate number of Warrant Shares issuable upon exercise of the Warrant that have been exercised as of the date hereof is:
____________________________
D.     Purchase Price of Exercised Warrant Shares. The aggregate purchase price of the Warrant Shares that have been exercised as of the date hereof is:
____________________________
E.    Unexercised Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested but remain unexercised under the Warrant is:
____________________________

AFFIRM HOLDINGS, INC.

By:
Name:
Title:

Annex B
[Form of Notice of Exercise]
Date:
TO:    Affirm Holdings, Inc.
RE:    Election to Purchase Shares of Warrant Shares
The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Warrant Shares set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock. A new warrant evidencing the remaining Warrant Shares covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder. Capitalized terms used herein without definition are used as defined in the Warrant.
Number of Warrant Shares with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3(ii)(b)(ii) of the Warrant, if any):
______________________________________
Method of Payment of Exercise Price (note if Cashless Exercise or Cash Exercise, in either case in accordance with Section 3 of the Warrant):
___________________________________
Aggregate Exercise Price: _______________________________

Holder:
By:
Name:
Title:

Annex C
Vesting Events
For [***] New Users Acquired prior to November 9, 2028, [***] will vest; provided, that, for purposes of this clause, the vesting shall occur quarterly for each calendar quarter beginning with the calendar quarter ended December 31, 2021 and ending with the calendar quarter ended December 31, 2028, and such Warrant Shares shall become exercisable with respect thereto, on the date that Amazon (as defined in the Commercial Agreement) delivers to the Company an attestation (which may be included in the attestations required by Schedule 13.1E of the Commercial Agreement) with respect to the number of New Users Acquired in the applicable calendar quarter and vesting shall be based on the number of New Users Acquired as set forth in such attestation.
[***]
Unless the context otherwise requires, when used in this Annex C, the following terms shall have the meanings indicated:
“Additional Site” has the meaning ascribed to it in the Commercial Agreement.
“Affiliate” means from and after the Effective Date, with respect to (A) Amazon Services, any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with Amazon Services, (B) Affirm, any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with Affirm.
“Affirm” means Affirm, Inc. and, subject to the B2B Agreement, includes any successors or assigns.
“Affirm-Hosted Solution” means an Affirm-hosted checkout experience initiated through server-side calls to Affirm's direct checkout API.
“Amazon Business Site” means the website https://business.amazon.com and the mobile version thereof (app and browser), or any successor URL designated by Amazon Services for customers in the Territory. Amazon Business Site does not include any other URL maintained by or on behalf of Amazon Services or its Affiliates. For the avoidance of doubt and without limiting the generality of the foregoing, Amazon Business Site does not include (A) any existing or future Affiliate websites principally serving geographic regions outside of the Territory (e.g., business.amazon.ca), (B) any existing or future affiliated websites principally serving the Territory but operating under a separate url (e.g., www.zappos.com), (C) any existing or future websites owned by Amazon Services or its Affiliates and hosted on www.amazon.com but designated with a distinct domain name (e.g., www.aws.amazon.com); or (D) www.amazon.com.
“Amazon Customer” means any customer associated with the Amazon Business Site.
“Amazon Services” means Amazon.com Services LLC and, subject to the B2B Agreement, includes any successors or assigns.
“Amazon Site” has the meaning ascribed to it in the Commercial Agreement.
“API” means application programming interface, a message format used by an application program to communicate with a program that provides services for it.

“Approved Business Customer” means an Eligible Applicant [***] whose application for Business Program Credit is approved by Affirm and for whom a loan is established in accordance with the terms of the B2B Agreement.
“Approved Customer” has the meaning ascribed to it in the Commercial Agreement.
“B2B Agreement” means the Amazon Business Site Installment Financing Services Agreement, effective as of October 27, 2023, by and between Affirm, Inc. and Amazon.com Services LLC, as it may be amended from time to time.
“Bank” means any third party financial institution permitted to offer Business Program Credit that has entered into an agreement with Affirm to provide Business Program Credit pursuant to the terms of the Program.
“Basket” means the group of Eligible Products selected for purchase by an Approved Business Customer.
“Business Program Credit” means each credit installment loan advanced to an Approved Business Customer that is provided by Affirm, in conjunction with Bank, as applicable, pursuant to an Installment Credit Financing Program offered in the Territory in accordance with the terms of the B2B Agreement for the purpose of financing the purchase of Baskets.
“Control” means the possession, directly or indirectly, of the power to vote 50% or more of the securities or other ownership interests that have ordinary voting power for the election of directors or other persons performing similar functions of any entity, or to direct or cause the direction of the management and policies of such entity, whether through ownership of voting ownership interests or securities or by contract or otherwise.
“Credit Underwriting Policy” means the rules, scorecard or other criteria as applicable to an originator of the Business Program Credit used by Affirm or Bank when making a decision whether to accept a Program Application.
“Effective Date” means [***].
“Eligible Applicant” means an Amazon Customer that has indicated to Amazon Services to be a sole proprietorship, with a Verified Address in the Territory and owner over 18 years of age, and which completes and submits an application for Business Program Credit and meets Affirm’s or Bank’s underwriting criteria pursuant to the applicable Credit Underwriting Policy.
“Eligible Products” means any goods sold by Amazon Services or a third party seller operating on or through the Amazon Business Site, that Amazon Services in its sole discretion permit an Approved Business Customer to finance using Business Program Credit. Amazon Services will use commercially reasonable efforts to exclude from the definition of “Eligible Products” any products that are listed in Affirm’s Prohibited Businesses Policy attached to the B2B Agreement.
“Installment Credit Financing Program” means any program or service by which Affirm, either directly, through its Affiliate(s), or in partnership with a licensed financial institution, offers unsecured closed-end installment loans to consumers or non-consumer business customers for the purpose of enabling such customers to finance purchases of goods and services, and the terms of such installment loans require the borrower to pay off the balance of each loan in full over time by making periodic installment payments; it being understood that any program or service that provides general purpose credit to individuals is not an “Installment Credit Financing Program” for purposes of the B2B Agreement.

“New User Acquired” means either an (A) Approved Customer whose Program Credit is the first with respect to the Amazon Site and any Additional Sites or (B) Approved Business Customer whose Business Program Credit is the first with respect to the Amazon Business Site. For the avoidance of doubt, if any individual satisfies the criteria in the foregoing clause (A) and any sole proprietorship associated with such individual satisfies the criteria in the foregoing clause (B), then such individual and any sole proprietorship associated with such individual shall together be counted as only one New User Acquired.
“Program” means the program that is operated in accordance with the terms of the B2B Agreement under which Affirm issues Business Program Credit to Approved Business Customers and administers such Business Program Credit, and Affirm and Amazon Services market and promote the use of such program.
“Program Application” means the process for applying electronically for Business Program Credit in accordance with the B2B Agreement.
“Program Credit” has the meaning ascribed to it in the Commercial Agreement.
“Scheduled Launch Date” means [***] only with respect to the launch of an Affirm-Hosted Solution on the Amazon Business Site, as applicable, as such date may be amended in accordance with the B2B Agreement.
“Territory” means, subject to the exclusions that follow, as of the Scheduled Launch Date, the fifty (50) states of the United States of America, the District of Columbia and certain United States territories and possessions, and no other jurisdiction.
“URL” or “Uniform Resource Locator” means the address of a specific web site or file.
“Verified Address” means the physical address at which Affirm has identified the applicant to be a resident by means of an established electronic background check and search process.